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                                                                     EXHIBIT 5.1

                                  [Letterhead]


                                 August 14, 2001


Board of Directors
Stericycle, Inc.
28161 North Keith Drive
Deerfield, Illinois 60045

                             Re:    Registration Statement on Form S-3

Gentlemen:

         We have acted as counsel to Stericycle, Inc. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the "Registration Statement") for the registration under the Securities Act of 1933, as amended, of 137,443 shares of the Company's Common Stock, par value $.01 per share (the "Shares").

         As such counsel, we have examined the Registration Statement, the Company's amended and restated certificate of incorporation and amended and restated bylaws, each as amended to date, minutes of meetings and records of proceedings of the Company's Board of Directors and stockholders, and such other matters of fact and questions of law as we have considered necessary to form the basis of our opinion.

         In the course of this examination, we have assumed the genuineness of all signatures, the authenticity of all documents and certificates submitted to us as originals by representatives of the Company, public officials and third parties, and the conformity to and authenticity of the originals of all documents and certificates submitted to us as copies.

         On the basis of our examination, we are of the opinion that the Company has duly authorized and issued the Shares, and that the Shares are validly issued, fully paid and nonassessable.

         We consent to the use of our opinion as an exhibit to the Registration Statement.


                                                     Very truly yours,

                                                     /s/ JOHNSON AND COLMAR

                                                     JOHNSON AND COLMAR